 Exhibit 10.2

Distribution Agreement

This Distribution Agreement (the "Agreement") is made and entered into as of 19th of June, 2016 (the "Effective Date") between Essex County Naturals (“Company”) a leading boutique manufacturer of natural and organic spa, skincare, wellness and soap products; and Only Natural Wellness Corporation (“Client”) a company in the business of Organic Soaps, Oils and Bath Salts; having its principle office at 1316 Haloa Drive, Honolulu, Hawaii – 96818, US.

WHEREAS, Company is the provider of certain products embodied in the Products described further herein, and Client desires to purchase such a Products.

NOW, THEREFORE, Company and Client hereby agree, for and in consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, as follows:

1. Definitions. The following definitions apply to capitalized terms in this Agreement. All other capitalized terms are defined in the body of the Agreement.

1.1. "Confidential Information" means all proprietary information disclosed by one party to the other party and shall not include information that the receiving party can show

1.2. "Documentation" means any user documentation, on any media, provided by Company for use with the product.

1.3. "End User" means any person or entity that purchases a Product or Products.

2. Price and Payment

2.1. Prices to Client. The price payable by Client for each Product shall be the applicable suggested list price of such Product specified in Exhibit A for such Product at the time of order.

2.2. Revision of Prices. Company may, upon fifteen (15) days prior written notice to Client, change the discount for any or all Products not yet ordered.

2.3. Payment. All fees payable hereunder shall be paid in advance, prior to the delivery of the goods. Payment shall be made in via interbank transfer to Company's account at a bank designated by Company.

3. Orders

3.1. Purchase Orders. All orders for the Products submitted by Client shall be in writing and sent to Company at the address set forth above or as Company otherwise specifies ("Purchase Orders").

3.2. Acceptance. Company shall accept an order only by prior payment of Products described in the Purchase Orders.

4. Shipment and Delivery

4.1. Delivery. Company shall deliver the Products in accordance to the instructions provided in the Purchase Order.

4.2. Cost of Delivery. Shipping costs / terms are separate and vary from order to order. As such they will be quoted at time of order.

4.3. Risk of Loss. Title, risk of loss, theft, and damage shall pass to Client upon delivery of Product to the address described in this section of the Agreement.

5. Confidential Information. Each party shall protect the other's Confidential Information from unauthorized dissemination and use the same degree of care that such party uses to protect its own like information. Neither party shall disclose to third parties the other's Confidential Information without the prior written consent of the other party.

6. Term and Termination

6.1. Term. This Agreement shall commence on the Effective Date and will remain in full force and effect for an initial term of one year (1), unless earlier terminated under this Agreement.

6.2. Termination without Cause. Either party may terminate this Agreement without cause upon sixty (60) days prior written notice to the other party.

6.3. Termination for Cause. Either party may terminate this Agreement, effective immediately upon written notice to the other party if:

(a) the other party materially breaches any term of this Agreement; or

(b) the other party dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors;

Termination of this Agreement under this Section will be without prejudice to any other remedy which may be available to a party under applicable law.

6.4. Continuing Obligations. The termination of this Agreement shall not release Client from the obligation to pay any sum that Client may then owe to Company, or from the obligation to perform any other duty or to discharge any other liability incurred by Client prior thereto. The termination of this Agreement shall not release Company from the warranties in this Agreement.

7. Indemnification

7.1. Indemnity. Client shall indemnify and hold Company harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney's fees) which Company incurs as a result of any claim based on any breach of any representation or warranty, covenant or agreement by Client under this Agreement or any breach of this Agreement by Client.

8. General Provision

8.1. Notice. Any notices required or permitted shall be given to the appropriate Party at the address specified above, or at such other address as the Party shall specify in writing, and shall be effective upon actual receipt.

8.2. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4. Interpretation. In construing or interpreting this Agreement, the word "or" shall not be construed as exclusive, and the word "including" shall not be limiting. The parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party.

8.5. Amendments. No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

8.6. No Waiver. A party's failure to exercise or delay in exercising any right, power or privilege under this Agreement shall not operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

8.7. Governing law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Florida without regard to its conflict of laws rules.

8.8. Jurisdiction. The parties submit all their disputes arising out of or in connection with this Agreement to the exclusive jurisdiction of the Courts of Florida.

8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

8.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

For Essex County Naturals

By:	/s/ Darren Moore
Name:	Darren Moore
Title:	CEO
Date:	19th June, 2016

For Only Natural Wellness Corporation

By:	/s/ Huh Sun Joo
Name:	Huh Sun Joo
Title:	CEO
Date:	19th June, 2016

2

EXHIBIT A

PRODUCT CODE	WEIGHT	PKG/LABEL	UNIT PRICE
CROH	90g	FULL WRAP LABEL	¥17.31
LTTS	90g	FULL WRAP LABEL	¥17.31
HAOSF	90g	FULL WRAP LABEL	¥17.31
LVOH	90g	FULL WRAP LABEL	¥17.31
EDSBO	90ml	AMBER BOTTLE / MAHOG TUBE / LABEL	¥44.36
MCBO	90ml	AMBER BOTTLE / MAHOG TUBE / LABEL	¥44.36
JLBO	90ml	AMBER BOTTLE / MAHOG TUBE / LABEL	¥44.36
CROHBS	200g	OLIVE GREEN CAN / LABEL	¥26.09
SOREBS	200g	OLIVE GREEN CAN / LABEL	¥26.09
EDSBS	200g	OLIVE GREEN CAN / LABEL	¥26.09

3